Exhibit 99.1

LINN ENERGY ANNOUNCES CLOSING OF TEXAS AND APPALACHIAN BASIN ACQUISITIONS FOR $454 MILLION; CLOSING OF $360 MILLION EQUITY PRIVATE PLACEMENT

Houston, Texas, February 1, 2007 — Linn Energy, LLC (Nasdaq: LINE) announced today that it has closed its previously announced acquisition of certain oil and gas properties and related assets in the Texas Panhandle from Stallion Energy for a contract price of $415 million.  In addition, the Company closed the previously announced acquisitions of certain natural gas properties located in the Appalachian Basin for an aggregate contract price of $39 million.  The acquisitions are subject to customary closing adjustments.  The Company also announced that the lenders under its credit facility have approved an increase in the borrowing base from $480 million to $725 million.

“The acquisition of the Texas Panhandle assets establishes a new core area for the Company and significantly adds to our development inventory,” said Michael C. Linn, Chairman, President and Chief Executive Officer of Linn Energy.  “The acquisitions in the Appalachian Basin are consistent with our strategy of acquiring bolt-on assets in our core areas of operation.”

With this expansion of operations, Linn Energy is also pleased to announce that Arden L. Walker, Jr. will be joining the organization as Senior Vice President — Western Area Operations and Chief Engineer and will be responsible for the development of the Company’s assets in Texas, Oklahoma and California.  Mr. Walker has over 24 years of experience in the development and exploitation of conventional and unconventional reservoirs.  Most recently, he served as General Manager of Asset Development for ConocoPhillips and formerly with Burlington Resources.  “The addition of Arden illustrates our commitment to building a top quality operating team,” said Mark E. Ellis, Executive Vice President and Chief Operating Officer of Linn Energy.

In addition, the Company closed its previously announced private placement of $360 million of equity securities to third party investors, led by Zimmer Lucas Partners, LLC and co-led by GPS Partners LLC and Lehman Brothers MLP Partners, L.P.  The securities include 6,650,144 units and 7,465,946 class C units, or a total of 14,116,090 units.  The Company used the proceeds from the private placement, together with borrowings under the Company’s credit facility, to fund the purchase price of the acquisitions.

The class C units represent a new class of equity in Linn Energy and, if approved by a unitholder vote, will convert into units on a one-for-one basis.  The Company has agreed to hold a special meeting of unitholders to consider the conversion as soon as feasible but no later than June 30, 2007.  If all of the class C units are converted into units, the Company anticipates that there will be 57,718,962 total units outstanding on a pro forma basis.

The Company expects that the acquisitions will be immediately accretive to distributable cash flow per unit.  As previously announced, management currently anticipates recommending to the Board of Directors an increase in the cash distribution beginning with the second fiscal quarter of 2007 to an annual rate of $2.28 per unit from the current annual rate of $2.08 per unit.  In addition, Linn Energy will retain a certain percentage of the expected accretion to strengthen its distribution coverage ratios.

Lehman Brothers Inc., Citigroup Global Markets Inc., RBC Capital Markets Corporation and Jefferies & Company, Inc. acted as lead placement agents in the private placement.  Jefferies Randall & Dewey acted as financial advisor to Linn Energy in the Texas acquisition.  Vinson & Elkins LLP represented Linn Energy in the private placement and the Stallion acquisition.

ABOUT LINN ENERGY

Linn Energy is an independent oil and gas company focused on the development and acquisition of long-lived properties which complement its asset profile in producing basins within the United States.  More information about Linn Energy is available on the internet at www.linnenergy.com.

CONTACTS:	Kolja Rockov	Jeanine DeLay
	Executive Vice President and CFO	Manager, Investor Relations
	281-605-4169	281-605-4144

This press release includes “forward-looking statements” within the meaning of the federal securities law.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements include but are not limited to statements with respect to future distributable cash flow levels and future distributions.  These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements.  These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for oil, natural gas and natural gas liquids, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the units nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The equity securities being offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.